CONSOLIDATED-TOMOKA LAND CO.
Annual Executive Cash Bonus Plan

The Executive Cash Bonus Plan for Consolidated-Tomoka Land Co. is designed to provide incentive compensation for eligible Company officers and managers, whose participation has been approved by the Compensation Committee of the Board of Directors.  To be eligible for the bonus, an officer or manager must be employed as a full-time employee from January 31 through December 31 of the bonus plan year unless otherwise recommended  by the Compensation Committee and approved by the Board of Directors.   The discretionary award will be based on the overall profitability of the Company and each participant’s overall performance in contributing to the profitability of the Company for that given year.  Bonuses will be paid no later than March 15 following the end of the preceding bonus plan year.

The Annual Executive Cash Bonus Plan is provided at the discretion of Consolidated-Tomoka Land Co. and its Board of Directors.  The Company reserves the right to modify, or terminate the Plan with or without notice.

Prior to 2008, the Company’s annual cash bonuses have been based on the Company’s after-tax earnings per share (“EPS”) in general conformity with the current cash incentive policy attached as Exhibit A.  Annual Company revenues were primarily generated from third-party land sales.

Net income from operations, including the sale of property to third parties in any calendar year, were calculated in conformity with U.S. generally accepted accounting principles, as reported in the Company’s Annual Report and accompanying Form 10-K, filed with the SEC. Land leases, build-to-suit lease projects, and self-development projects were not part of the calculation.

Beginning in 2008, the Compensation and Stock Option Committee and Board of Directors  determined that it was equally important to motivate and reward management for achievements in those three additional areas, which are also a part of the Company’s adopted business plan. This revision to the current cash bonus plan is intended to provide an incentive to management to also engage in land leases, build-to-suit lease projects, and self-development projects by providing equivalent cash incentives, which would be realized from third-party land sales and conversion into 1031 income properties.

In order to provide an annual plan that balances executive performance, the Company, for purposes of determining eligibility and potential bonus pool amounts, will now include in the annual executive bonus criteria a one-time per project equivalency calculation that represents the after-tax net income, which would have been recognized on the land portion of any approved land lease, build-to-suit lease, or self-development project occurring in that year had the property instead been sold to a third party at market value. The market value of the unimproved land shall be determined by using the unimproved land value used in the calculation of the land lease or in the build-to-suit lease projects, or in the case of self-development projects the unimproved land value stated in the Board-approved proforma less any costs to date allocated to the unimproved land.

Operating losses from any self-development projects will be calculated in basic EPS and will reduce current EPS and potential bonuses.

Annual Executive Cash Bonus Plan (continued)
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Examples of Projects Qualifying for Bonus Eligibility:

Example 1: If land was leased to a third party and the lease payments were based on a value of $2,000,000, then the calculation would be as follows:

$2,000,000, less the land’s cost basis, less the applicable federal and state tax rate, divided by the average outstanding number of shares during the year.

Example 2: If a build-to-suit lease was based on a value of $8,000,000 and the land component was $2,250,000, then the calculation would be as follows:

$2,250,000 less the land’s cost basis, less the applicable federal and state tax rate, divided by the average outstanding number of shares during the year.

Example 3: If the land value used in the Board-approved self-development proforma was $1,950,000 then the calculation would be as follows:

$1,950,000 less the land’s cost basis, less the applicable federal and state tax rate, divided by the average outstanding number of shares during the year.

If in any of the above examples the participant had received a prior bonus based on an increase in land value, that increased land value would become the new adjusted land basis when determining any subsequent equivalent EPS for bonuses.
Example

The following example illustrates how equivalent earnings per share would be added to basic earnings to determine adjusted EPS for executive bonus calculations:

Basic Earnings per Share in conformity with Generally accepted accounting principles (Includes negative adjustments to EPS from any operating losses attributed to non-performing assets)		$2.37

Add (Land sales equivalency earnings per share)	$.19
Project “A” a third party land lease	$.21
Project “B” a build to suit lease back	$.17
Project “C” a self development project	$.57	$ .57

Deduct (the adjusted land value equal to the amount used to calculate any prior bonus payout previously recognized) Self-development project sold less previous gain on undeveloped land recognition		-.12

Equivalent earnings per share for eligibility determination and calculation of executive bonus (per exhibit “A”) would be:		$2.82

Adopted:  January 28, 2009
REVISED:  October 28, 2009

EXHIBIT A

CONSOLIDATED-TOMOKA LAND CO.
Criteria for Cash Bonus Plan

1)	The Company’s annual cash bonus plan was instituted to reward short-term performance. Awards are currently tied to the Company’s Earnings Per Share (“EPS”) achievement for the plan year.

2)	Bonus payouts are limited as follows:

Chief Executive Officer Senior VP and Executive Officers	up to 200% of base annual salary up to 100% of base annual salary
Vice Presidents	up to 75% of base annual salary
Managers designated in the plan	up to 50% of base annual salary

3)	Annually, the bonus pool is established based on the target EPS, and is adjusted for the number of employees in the plan at each level.

4)	Estimated pay out guidelines as a percentage of employees’ base salary are as follows:

EPS	CEO	SR VP	VP	Managers
$1.50	43%	22%	16-20%	6-20%
$2.00	52%	27%	20-24%	8-25%
$2.50	65%	33%	25-30%	10-32%
$3.00	78%	40%	30-36%	12-38%
$3.50	94%	48%	36-43%	15-50%
$4.00	112%	58%	43-52%	18-50%
$4.50	135%	70%	52-62%	22-50%
$5.00	162%	84%	62-75%	27-50%
$5.50	194%	100%	75%	33-50%
$6.00	200%	100%	75%	40-50%

Bonuses are not normally awarded to participants at earnings levels of less than $1.50 per share unless the Board determines that an individual participant’s contribution was outstanding when compared to industry peers.

5)
Actual awards are based on two factors--the Company’s EPS achieved for the plan year and the individual participant’s performance. The CEO makes recommendations to the Compensation Committee based on each participant’s performance, and the Compensation Committee then reviews these recommendations and makes its recommendations to the Board of Directors for final approval.  The Compensation Committee makes a recommendation to the Board of Directors for the CEO’s bonus based on EPS and individual performance.  A participant’s actual award may be increased, decreased, or eliminated if, in the judgment of the Compensation Committee, his/her performance or other issues warrant this action. Awards may be pooled and reallocated between two are more participants, and in certain instances awards to an individual participant may be increased above these guidelines.

6)
Upon the recommendation of the Compensation Committee, the Board of Directors, in its discretion, may also award discretionary cash bonuses to participants whose performance is determined to have been outstanding during the plan year or otherwise merits a special one-time cash bonus.

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